Exhibit 99.1

NEWS RELEASE TRANSMITTED BY Business Wire

FOR:	ATLANTIC POWER CORPORATION

SYMBOL:	TSX: ATP; NYSE: AT

May 4, 2011

Atlantic Power Corporation Announces Resignation of Chief Financial Officer Effective June 10, 2011

BOSTON—(BUSINESS WIRE)— Atlantic Power Corporation (TSX: ATP) (NYSE: AT) (the “Company”) today announced the resignation of Patrick J. Welch, the Company’s Chief Financial Officer, to be effective June 10, 2011.  Mr. Welch has served in the Chief Financial Officer’s role since May 2006 and is departing to accept a position with another company.  To ensure a smooth transition, Mr. Welch has agreed to provide support in the preparation and filing of the Company’s quarterly report for the quarter ending June 30, 2011 and with respect to the transition to a new Chief Financial Officer.  The Company thanks Mr. Welch for his years of service and wishes him well in the future.

“Pat has been a dedicated executive of our Company since 2006 and we greatly appreciate his efforts and contributions,” said Barry E. Welch, President and Chief Executive Officer. “On behalf of our Board of Directors and Atlantic Power, I want to thank Pat for his service to the Company.”

Mr. Patrick Welch also expressed his appreciation:  “I have been proud to work for a company with such a high level of integrity and commitment to its shareholders.  I am grateful for the guidance and support from my colleagues and the board of directors.”

The Company is in the process of engaging an executive search firm to assist in identifying qualified successor candidates for the Company’s Chief Financial Officer position.

About Atlantic Power

Atlantic Power Corporation owns and operates a diverse fleet of power generation and infrastructure assets in the United States. Our power generation projects sell electricity to utilities and other large commercial customers under long-term power purchase agreements, which seek to minimize exposure to changes in commodity prices. Our power generation projects in operation have an aggregate gross electric generation capacity of approximately 1,962 megawatts in which our ownership interest is approximately 878 MW. Our corporate strategy is to generate stable cash flows from our existing assets and to make accretive acquisitions to sustain our dividend payout to shareholders, which is currently paid monthly at an annual rate of Cdn$1.094 per share. Our current portfolio consists of interests in 13 operational power generation projects across ten states, one biomass project under construction in Georgia, and a 500 kilovolt 84-mile electric transmission line located in California. Atlantic Power also owns a majority interest in Rollcast Energy, a biomass power plant developer with several projects under development.

Atlantic Power trades on the New York Stock Exchange under the symbol AT, on the Toronto Stock Exchange under the symbol ATP and has a market capitalization of approximately $1.0 billion. For more information, please visit the Company’s website at www.atlanticpower.com.

Source: Atlantic Power Corporation

Contact:

Atlantic Power Corporation
Barry Welch, 617-977-2700
President and Chief Executive Officer
info@atlanticpower.com